Exhibit 99

CBS CORPORATION REPORTS RECORD RESULTS IN THE SECOND QUARTER OF 2012

OIBDA of $901 Million, Up 3%

Operating Income of $769 Million, Up 5%

Diluted EPS of $.65, Up 12%

NEW YORK, August 2, 2012 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the second quarter ended June 30, 2012, including operating income before depreciation and amortization (“OIBDA”), operating income, and diluted earnings per share that were all-time records for CBS Corporation since it became a stand-alone Company in 2006.

“CBS’s content continues to fuel the success of this great company,” said Sumner Redstone, Executive Chairman, CBS Corporation. “In a world where great programming commands premium pricing, we continue to hit on all cylinders. I am extremely pleased with our terrific second-quarter results, and I am confident that Leslie and his management team will build on our momentum in the quarters and years to come.”

“Our record second quarter results reflect CBS’s underlying strength and the ongoing evolution of our business to encompass multiple sources of growing and recurring high-margin revenue,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “The good news is, there’s so much more to come, and there are several important events just ahead. The U.S. presidential election will be a major factor in our second half results, and the London Olympics will give a considerable lift to our Outdoor business. And as we head into 2013, we will benefit from the Super Bowl, CBS’s success in the upfront marketplace, as well as from a number of hit shows that will be sold into syndication. Plus, we are containing our costs and reducing our interest expense, and as a sign of the confidence we have in our future, we recently announced a significant increase in the amount of capital we are returning to our shareholders both through our ongoing dividend and accelerated share buyback program. For all of these reasons, we’re confident 2012 will be a record year, and we will produce exceptional results in 2013 and beyond as well.”

Second Quarter 2012 Results

In the second quarter of 2012, the Company set new quarterly records in the following key metrics:

•                  OIBDA of $901 million

•                  Operating income of $769 million

•                  Diluted earnings per share of $.65

Two significant factors in the second quarter of 2011 – the Company’s initial multiyear digital streaming agreement (under which dozens of the Company’s library titles were first made available for streaming) and the semifinals of the NCAA Division I Men’s Basketball Championship (which aired during the first quarter in 2012) – had an impact on the revenue comparison. Second quarter 2012 revenues came in at $3.48 billion compared with $3.59 billion for the same quarter a year ago. Some of the impact was offset by growth in high-margin affiliate and subscription fee revenues, while underlying advertising revenues for the second quarter of 2012 reflected a steady marketplace.

In addition, the OIBDA margin improved two percentage points, to a record 26%, and the operating income margin expanded two percentage points, to 22%, in the second quarter of 2012. Those increases, as well as the Company’s record performance in the three key metrics mentioned above, reflect a higher profit margin on 2012 television licensing revenues as well as the growth in high-margin affiliate and subscription fees.

Net earnings were $427 million for the second quarter of 2012, up 8%. The Company’s earnings per share rose 12%, which was driven by the operating income growth and lower weighted average shares outstanding as a result of the Company’s share repurchase program.

Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

Free cash flow was $558 million for the second quarter of 2012, compared with $646 million for the second quarter a year ago. For the first half of 2012, free cash flow was $1.17 billion compared with $1.50 billion for the first half of 2011, reflecting higher investment in content (primarily television programming) and higher income tax payments. The Company generated cash flow from operating activities of $1.26 billion for the six months ended June 30, 2012, versus $1.59 billion for the comparable prior-year period.

During the second quarter of 2012, the Company issued $400 million of 1.95% senior notes due 2017 and $500 million of 4.85% senior notes due 2042. The Company used the net proceeds to repay its $152 million of 8.625% debentures at maturity on August 1, 2012. Also, the net proceeds were used in July to redeem the Company’s $338 million of 5.625% senior notes due August 2012 and its $400 million of 8.20% senior notes due 2014. In connection with these redemptions, the Company will record a pretax loss on early extinguishment of debt of approximately $57 million during the third quarter. These actions, along with the debt activity during the first quarter of 2012, are expected to result in annualized interest expense savings of approximately $53 million.

Also during the quarter, the Company repurchased 9.4 million shares of CBS Corp. Class B Common Stock for $301 million, at an average cost of approximately $32 per share. Since the inception of the program, through June 30, 2012, the Company has repurchased 60.6 million shares for $1.59 billion, at an average cost of approximately $26 per share.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type as well as its OIBDA before impairment charges and operating income (loss) by segment for the three and six months ended June 30, 2012, and 2011. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Segment	2012	2011	2012	2011
Entertainment	$1,707	$1,836	$4,025	$3,830
Cable Networks	446	413	898	806
Publishing	189	183	365	338
Content Group	2,342	2,432	5,288	4,974
Local Broadcasting	704	691	1,326	1,312
Outdoor	481	490	897	903
Local Group	1,185	1,181	2,223	2,215
Eliminations	(51)	(27)	(111)	(93)
Total Revenues	$3,476	$3,586	$7,400	$7,096

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Type	2012	2011	2012	2011
Advertising	$2,142	$2,215	$4,540	$4,507
Content licensing and distribution	816	886	1,833	1,620
Affiliate and subscription fees	465	429	920	855
Other	53	56	107	114
Total Revenues	$3,476	$3,586	$7,400	$7,096

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OIBDA before Impairment Charges	2012	2011	2012	2011
Entertainment	$426	$440	$837	$708
Cable Networks	190	176	399	329
Publishing	9	19	19	26
Content Group	625	635	1,255	1,063
Local Broadcasting	248	230	419	399
Outdoor	93	86	146	135
Local Group	341	316	565	534
Corporate	(52)	(57)	(110)	(109)
Residual costs	(12)	(18)	(24)	(37)
Eliminations	(1)	(3)	(1)	(2)
OIBDA before Impairment Charges	901	873	1,685	1,449
Impairment charges	—	—	(11)	—
Total OIBDA	$901	$873	$1,674	$1,449

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Income (Loss)	2012	2011	2012	2011
Entertainment	$385	$400	$755	$630
Cable Networks	184	171	388	318
Publishing	7	17	15	22
Content Group	576	588	1,158	970
Local Broadcasting	225	204	363	347
Outdoor	39	26	37	14
Local Group	264	230	400	361
Corporate	(58)	(63)	(122)	(121)
Residual costs	(12)	(18)	(24)	(37)
Eliminations	(1)	(3)	(1)	(2)
Total Operating Income	$769	$734	$1,411	$1,171

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Films, and CBS Interactive)

Entertainment revenues of $1.71 billion for the second quarter of 2012 decreased 7% from $1.84 billion in the same prior-year period. Last year’s second quarter benefited from the initial licensing of the Company’s programming for digital streaming, the third-cycle domestic syndication sale of Frasier, and the semifinals of the NCAA Division I Men’s Basketball Championship, which aired during the first quarter of 2012 versus the second quarter of 2011. Some of the impact was offset by growth in high-margin retransmission revenues and higher international syndication revenues in the second quarter of 2012.

Entertainment OIBDA for the second quarter of 2012 decreased 3% to $426 million from $440 million as the impact of the initial licensing of the Company’s programming for digital streaming in 2011 was partially offset by higher profits from syndication.

Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)

Cable Networks revenues for the second quarter of 2012 increased 8% to $446 million from $413 million for the same prior-year period. The results were driven by higher affiliate revenues, which reflect increases in rates and subscriptions at Showtime Networks (which includes Showtime, The Movie Channel, and Flix), CBS Sports Network, and Smithsonian Networks, as well as higher licensing revenues from the digital streaming of Showtime original series.

Cable Networks OIBDA for the second quarter of 2012 grew 8% to $190 million from $176 million for the same prior-year period, primarily reflecting the revenue growth, partially offset by expense increases associated with the timing of theatrical programming costs and advertising expenses for series premieres.

Publishing (Simon & Schuster)

Publishing revenues for the second quarter of 2012 increased 3% to $189 million from $183 million for the same prior-year period reflecting continued growth in digital book sales, partially offset by lower print book sales. Digital sales increased 44% from the same prior-year period and represented approximately 21% of total Publishing revenues. Best-selling titles in the second quarter included The Wind Through the Keyhole by Stephen King and Cowards by Glenn Beck.

Publishing OIBDA for the second quarter of 2012 decreased $10 million to $9 million from the same prior-year period, as a charge related to a legal matter more than offset the revenue increase.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the second quarter of 2012 increased 2% to $704 million from $691 million for the same prior-year period. CBS Television Stations revenues rose 6%, reflecting increased spending by automotive manufacturers, higher political advertising, and higher retransmission revenues, which were partially offset by lower advertising spending by the retail and financial services industries. CBS Radio revenues decreased 2% as growth in automotive advertising was offset by a decline in spending by retail and financial services advertisers.

Local Broadcasting OIBDA for the second quarter of 2012 increased 8% to $248 million from $230 million, primarily driven by the revenue growth and lower programming and production costs.

Outdoor (CBS Outdoor)

Outdoor revenues for the second quarter of 2012 decreased 2% to $481 million from $490 million for the same prior-year period, driven by the unfavorable impact of foreign exchange rate changes. In constant dollars, revenues increased 1% from the second quarter of 2011. Revenues for the Americas (which includes North America and South America) increased 2% in constant dollars for the second quarter of 2012, principally driven by growth in the U.S. billboards and displays businesses, partially offset by the impact from the nonrenewal of the Toronto transit contract. Revenues for Europe increased 1% in constant dollars, primarily reflecting higher advertising sales associated with the 2012 Summer Olympics in London. Some of this increase was offset by weakness in the European economy and the nonrenewal of certain contracts.

Outdoor OIBDA for the second quarter of 2012 increased 8% to $93 million from $86 million for the same prior-year period, driven by the revenue growth in constant dollars.

Corporate

Corporate expenses before depreciation for the second quarter of 2012 decreased $5 million to $52 million from the same prior-year period, principally reflecting lower stock-based compensation expense.

Residual Costs

Residual costs include pension and postretirement benefits costs for plans retained by the Company for previously divested businesses. Residual costs for the second quarter of 2012 decreased $6 million to $12 million from the same quarter last year, primarily because of the benefit from the prefunding of pension plans during 2011.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand – “the Eye” – one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$3,476	$3,586	$7,400	$7,096

Operating income	769	734	1,411	1,171

Interest expense	(104)	(110)	(214)	(220)
Interest income	1	1	3	3
Gain on early extinguishment of debt	—	—	25	—
Other items, net	(3)	5	9	14
Earnings before income taxes	663	630	1,234	968

Provision for income taxes	(225)	(230)	(428)	(352)
Equity in loss of investee companies, net of tax	(11)	(5)	(16)	(19)
Net earnings	$427	$395	$790	$597

Basic net earnings per common share	$.66	$.59	$1.22	$.89

Diluted net earnings per common share	$.65	$.58	$1.19	$.87

Weighted average number of common shares outstanding:
Basic	646	669	648	671
Diluted	661	686	664	689

Dividends per common share	$.10	$.10	$.20	$.15

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At	At
	June 30, 2012	December 31, 2011

Assets

Cash and cash equivalents	$1,888	$660
Receivables, net	2,973	3,254
Programming and other inventory	521	735
Prepaid expenses and other current assets	1,000	894
Total current assets	6,382	5,543
Property and equipment	5,362	5,334
Less accumulated depreciation and amortization	2,968	2,824
Net property and equipment	2,394	2,510
Programming and other inventory	1,332	1,496
Goodwill	8,599	8,620
Intangible assets	6,508	6,526
Other assets	1,566	1,502
Total Assets	$26,781	$26,197

Liabilities and Stockholders’ Equity

Accounts payable	$309	$410
Participants’ share and royalties payable	875	938
Program rights	488	577
Current portion of long-term debt	901	24
Accrued expenses and other current liabilities	1,801	1,984
Total current liabilities	4,374	3,933
Long-term debt	5,900	5,958
Other liabilities	6,389	6,398
Total Stockholders’ Equity	10,118	9,908
Total Liabilities and Stockholders’ Equity	$26,781	$26,197

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	June 30,
	2012	2011

Operating Activities:
Net earnings	$790	$597
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	263	278
Stock-based compensation	81	75
Impairment charges	11	—
Gain on early extinguishment of debt	(25)	—
Equity in loss of investee companies, net of tax and distributions	19	21
Change in assets and liabilities, net of effects of acquisitions	119	623
Net cash flow provided by operating activities	1,258	1,594
Investing Activities:
Acquisitions, net of cash acquired	(69)	(55)
Capital expenditures	(93)	(95)
Investments in and advances to investee companies	(39)	(42)
Proceeds from dispositions	1	13
Other investing activities	6	8
Net cash flow used for investing activities	(194)	(171)
Financing Activities:
Proceeds from issuance of notes	1,567	4
Repayment of notes	(700)	(2)
Payment of capital lease obligations	(10)	(9)
Payment of contingent consideration	(33)	—
Dividends	(135)	(73)
Purchase of Company common stock	(564)	(500)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(105)	(78)
Proceeds from exercise of stock options	71	45
Excess tax benefit from stock-based compensation	73	61
Other financing activities	—	(5)
Net cash flow provided by (used for) financing activities	164	(557)
Net increase in cash and cash equivalents	1,228	866
Cash and cash equivalents at beginning of period	660	480
Cash and cash equivalents at end of period	$1,888	$1,346

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and OIBDA Before Impairment Charges

The following tables set forth the Company’s OIBDA for the three and six months ended June 30, 2012 and 2011. The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Gain on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The following tables also set forth the Company’s OIBDA before impairment charges for the six months ended June 30, 2012. The Company defines “OIBDA before impairment charges” as OIBDA excluding impairment charges.

The Company uses OIBDA and OIBDA before impairment charges, as well as OIBDA margin and OIBDA before impairment charges margin, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and these measures are among the primary measures used by management for planning and forecasting of future periods. These measures are important indicators of the Company’s operational strength and performance of its business because they provide a link between profitability and operating cash flow. The Company believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA and OIBDA before impairment charges are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA and OIBDA before impairment charges exclude certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of OIBDA and OIBDA before impairment charges to net earnings (loss), and OIBDA or OIBDA before impairment charges for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended June 30, 2012
		Depreciation	Operating
	OIBDA	and Amortization	Income/(Loss)
Entertainment	$426	$(41)	$385
Cable Networks	190	(6)	184
Publishing	9	(2)	7
Content Group	625	(49)	576
Local Broadcasting	248	(23)	225
Outdoor	93	(54)	39
Local Group	341	(77)	264
Corporate	(52)	(6)	(58)
Residual Costs	(12)	—	(12)
Eliminations	(1)	—	(1)
Total	$901	$(132)	$769
Margin(a)	26%		22%

Three Months Ended June 30, 2011
		Depreciation	Operating
	OIBDA	and Amortization	Income/(Loss)
Entertainment	$440	$(40)	$400
Cable Networks	176	(5)	171
Publishing	19	(2)	17
Content Group	635	(47)	588
Local Broadcasting	230	(26)	204
Outdoor	86	(60)	26
Local Group	316	(86)	230
Corporate	(57)	(6)	(63)
Residual Costs	(18)	—	(18)
Eliminations	(3)	—	(3)
Total	$873	$(139)	$734
Margin(a)	24%		20%

	Three Months Ended June 30,
	2012	2011
Total OIBDA	$901	$873
Depreciation and amortization	(132)	(139)
Operating income	769	734
Interest expense	(104)	(110)
Interest income	1	1
Other items, net	(3)	5
Earnings before income taxes	663	630
Provision for income taxes	(225)	(230)
Equity in loss of investee companies, net of tax	(11)	(5)
Net earnings	$427	$395

(a)           Margin is defined as OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Six Months Ended June 30, 2012

	OIBDA Before
	Impairment	Depreciation	Impairment	Operating
	Charges	and Amortization	Charges	Income/(Loss)
Entertainment	$837	$(82)	$—	$755
Cable Networks	399	(11)	—	388
Publishing	19	(4)	—	15
Content Group	1,255	(97)	—	1,158
Local Broadcasting	419	(45)	(11)	363
Outdoor	146	(109)	—	37
Local Group	565	(154)	(11)	400
Corporate	(110)	(12)	—	(122)
Residual Costs	(24)	—	—	(24)
Eliminations	(1)	—	—	(1)
Total	$1,685	$(263)	$(11)	$1,411
Margin(a)	23%			19%

Six Months Ended June 30, 2011

		Depreciation	Impairment	Operating
	OIBDA	and Amortization	Charges	Income/(Loss)
Entertainment	$708	$(78)	$—	$630
Cable Networks	329	(11)	—	318
Publishing	26	(4)	—	22
Content Group	1,063	(93)	—	970
Local Broadcasting	399	(52)	—	347
Outdoor	135	(121)	—	14
Local Group	534	(173)	—	361
Corporate	(109)	(12)	—	(121)
Residual Costs	(37)	—	—	(37)
Eliminations	(2)	—	—	(2)
Total	$1,449	$(278)	$—	$1,171
Margin(a)	20%			17%

	Six Months Ended June 30,
	2012	2011
OIBDA before impairment charges	$1,685	$1,449
Impairment charges	(11)	—
Total OIBDA	1,674	1,449
Depreciation and amortization	(263)	(278)
Operating income	1,411	1,171
Interest expense	(214)	(220)
Interest income	3	3
Gain on early extinguishment of debt	25	—
Other items, net	9	14
Earnings before income taxes	1,234	968
Provision for income taxes	(428)	(352)
Equity in loss of investee companies, net of tax	(16)	(19)
Net earnings	$790	$597

(a)           Margin is defined as OIBDA, OIBDA before impairment charges or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities less capital expenditures.  The Company’s calculation of free cash flow includes capital expenditures since investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management.  Free cash flow is one of several components of incentive compensation targets for certain management personnel.  In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow as a measure of liquidity has certain limitations, and does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash flow provided by operating activities	$612	$700	$1,258	$1,594
Capital expenditures	(54)	(54)	(93)	(95)
Free cash flow	$558	$646	$1,165	$1,499

The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net cash flow provided by operating activities	$612	$700	$1,258	$1,594
Net cash flow used for investing activities	$(54)	$(68)	$(194)	$(171)
Net cash flow provided by (used for) financing activities	$536	$(258)	$164	$(557)